                            OFFER TO PURCHASE FOR CASH

                                        BY

                         THE HALLWOOD GROUP INCORPORATED

                                        OF

                     UP TO 300,000 SHARES OF ITS COMMON STOCK
                               AT $27.50 PER SHARE

-------------------------------------------------------------------------------
    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., DENVER TIME, ON MONDAY, JUNE 16, 1997, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

                             --------------------

    The Hallwood Group Incorporated, a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $0.10 per share (the "Shares"), to the Company at $27.50 per Share (the "Purchase Price") in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms hereof. The Company reserves the right, in its sole discretion, to purchase more than 300,000 Shares pursuant to the Offer.

    The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "HWG." On April 30, 1997 the closing per Share sales price as reported on the NYSE Composite Tape was $24.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

                             --------------------


                                 May 12, 1997

                                   IMPORTANT

    Any stockholders desiring to tender all or any portion of their Shares should either (i) complete and sign the appropriate Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to The Hallwood Group Incorporated Investor Relations (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. TO EFFECT A VALID TENDER OF THEIR SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

    Questions and requests for assistance may be directed to The Hallwood Group Incorporated Investor Relations (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent.

                              TABLE OF CONTENTS


SECTION                                                                                  PAGE
-------                                                                                  ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.  Number of Shares; Proration. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.  Tenders by Owners of Fewer than 100 Shares . . . . . . . . . . . . . . . . . . .  5
     3.  Procedure for Tendering Shares . . . . . . . . . . . . . . . . . . . . . . . . .  5
     4.  Withdrawal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     5.  Purchase of Shares and Payment of Purchase Price . . . . . . . . . . . . . . . .  8
     6.  Certain Conditions of the Offer. . . . . . . . . . . . . . . . . . . . . . . . .  8
     7.  Price Range of Shares; Dividends . . . . . . . . . . . . . . . . . . . . . . . . 10
     8.  Background and Purpose of the Offer; Certain Effects of the Offer. . . . . . . . 10
     9.  Interests of Directors and Executive Officers; Transactions and
         Arrangements Concerning the Shares . . . . . . . . . . . . . . . . . . . . . . . 12
     10. Source and Amount of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     11. Certain Information about the Company. . . . . . . . . . . . . . . . . . . . . . 13
     12. Effects of the Offer on the Market for Shares; Registration under the
         Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     13. Certain Legal Matters; Regulatory Approvals. . . . . . . . . . . . . . . . . . . 15
     14. Certain United States Federal Income Tax Consequences. . . . . . . . . . . . . . 15
     15. Extension of the Offer; Termination; Amendments. . . . . . . . . . . . . . . . . 19
     16. Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     17. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
SCHEDULE I    CERTAIN TRANSACTIONS INVOLVING SHARES . . . . . . . . . . . . . . . . . . . 22

                                    SUMMARY

    This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be Purchased..................    300,000 Shares (or such lesser number Shares as are
                                                      validly tendered).
Purchase Price....................................    $27.50 per share.
How to Tender Shares..............................    See Section 3. Call the Information Agent or consult
                                                      your broker for assistance.
Dividends.........................................    None anticipated.
Brokerage Commissions.............................    None.
Stock Transfer Tax................................    None, if payment is made to the registered holder.
Expiration and Proration Dates....................    Monday, June 16, 1997 at 5:00 P.M., Denver time,
                                                      unless extended by the Company.
Payment Date......................................    As soon as practicable after the Expiration Date.
Position of the Company and its Directors.........    Neither the Company nor its Board of Directors
                                                      makes any recommendation to any stockholder as to
                                                      whether to tender or refrain from tendering Shares.
Withdrawal Rights.................................    Tendered Shares may be withdrawn at any time until
                                                      5:00 P.M., Denver time, on Monday, June 16, 1997,
                                                      unless the Offer is extended by the Company and,
                                                      unless previously purchased, after 5:00 P.M., Denver
                                                      time, on Wednesday, July 9, 1997.  See Section 4.
Odd Lots..........................................    There will be no proration of Shares tendered by any
                                                      stockholder owning beneficially fewer than 100 Shares
                                                      in the aggregate as of May 1, 1997 who continues to
                                                      beneficially own fewer than 100 Shares on the
                                                      Expiration Date, and who tenders all such Shares
                                                      on or prior to the Expiration Date and who checks
                                                      the "Odd Lots" box in the Letter of Transmittal.
Further Developments Regarding the Offer..........    Call the Information Agent or consult your broker.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

To the Holders of Shares of Common Stock of The Hallwood Group Incorporated:

                                 INTRODUCTION

    The Hallwood Group Incorporated, a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $0.10 per share (the "Shares"), to the Company at $27.50 per Share (the "Purchase Price") in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    The Company will pay the Purchase Price for all Shares validly tendered on or prior to the Expiration Date (as defined in Section 1) and not withdrawn upon the terms and subject to the conditions of the Offer including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 300,000 Shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    If, before the Expiration Date, more than 300,000 Shares are validly tendered and not withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares and then on a pro rata basis from all other stockholders who validly tender Shares (and do not withdraw them on or prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer. The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 CERTIFICATION THAT IS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of The Hallwood Group Incorporated Investor Relations (referred to herein as the "Information Agent" and/or the "Depositary") in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING
OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

    The Company is making the Offer to (i) realign the Company's capital structure for the benefit of its stockholders and (ii) afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. Moreover, the Board of Directors believes that the Shares represent an attractive investment opportunity. It also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. After the Offer is completed, the Company expects to have sufficient cash flow and access to sources of capital to fund its growth initiatives, including expanding its business operations.

    As of the close of business on March 21, 1997, there were 1,566,294 Shares outstanding and 68,000 Shares issuable upon exercise of outstanding stock options ("Options") under the Company's 1995 Stock Option Plan. The 300,000 Shares that the Company is offering to purchase represent approximately 19.2% of the outstanding Shares (approximately 18.4% assuming the exercise of all outstanding Options).

    The Shares are listed and traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "HWG." On April 30, 1997, the closing per Share sales price as reported on the NYSE Composite Tape was $24.50. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES.

    Contemporaneously with this Offer, the Company is offering to purchase certain of its 13.5% Subordinated Debenture due July 31, 2009, from the holders thereof. The terms and conditions of such offer are described in the Company's Offer to Purchase dated May 8, 1997, relating to such debentures.

                                      THE OFFER

1.  NUMBER OF SHARES; PRORATION

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 300,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) of $27.50 per Share. The term "Expiration Date" means 5:00 p.m. Denver time, on Monday, June 16, 1997, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See
Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to
Section 2, if the Offer is oversubscribed, Shares tendered on or before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

    The Company reserves the right, in its sole discretion, to purchase more than 300,000 Shares pursuant to the Offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    The Company will pay the Purchase Price for all Shares validly tendered on or before the Expiration Date and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

    If the number of Shares validly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to 300,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

    PRIORITY. Upon the terms and subject to the conditions of the Offer, in the event that on or prior to the Expiration Date more than 300,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

         (i) all Shares validly tendered and not withdrawn on or prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

              (a) tenders all Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

              (b) completes the box captioned "Odd Lots" in the Letter of Transmittal; and

         (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis.

    PRORATION. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such stockholder to the total number of Shares tendered by all stockholders (other than Odd Lot Owners). This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

    As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of May 1, 1997 (the "Record Date") and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES

    The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who beneficially owned as of the close of business on the Record Date and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must validly tender all such Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal. See Section
3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange, including the NYSE.

    The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES

    PROPER TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m. Denver time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase.

    In addition, Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company or the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the Letter of Transmittal must be guaranteed, in either case signed exactly as the name of the registered holder appears on the certificate. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 Certification included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 8 and 9 of the Letter of Transmittal.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION

NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 CERTIFICATION INCLUDED WITH THE LETTER OF TRANSMITTAL.

    For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 14.

    WITHHOLDING FOR FOREIGN STOCKHOLDERS. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable. See "Certain United States Federal Income Tax Consequences-Withholding for Non-U.S. Holders," Section 14.

    TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (a) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

    DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. Neither of the Company nor the Depositary/Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS

    Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 5:00 p.m. Denver time on Wednesday, July 9, 1997.

    For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in writing prior to acceptance. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the request in writing and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

    If the Company extends the Offer or is delayed in its purchase of Shares then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

    The Company will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for (and thereby purchase) Shares validly tendered and not withdrawn as soon as practicable after the Expiration Date.
For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

    Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 CERTIFICATION INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after May 12, 1997 and on or prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

         (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

         (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
    (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on May 1, 1997; or

         (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

         (e) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on April 30, 1997 or (ii) any such person or group that on or prior to April 30, 1997 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

         (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

    The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed and traded on the NYSE. The high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:



                                                            HIGH      LOW
                                                          --------  -------
1995:

     1st Quarter. . . . . . . . . . . . . . . . . . . . .  $14       $ 7

     2nd Quarter. . . . . . . . . . . . . . . . . . . . .   13        11

     3rd Quarter. . . . . . . . . . . . . . . . . . . . .   10 1/2    10

     4th Quarter. . . . . . . . . . . . . . . . . . . . .   10 3/8     7 3/4


1996:

     1st Quarter. . . . . . . . . . . . . . . . . . . . .   14 3/8     9 1/8

     2nd Quarter. . . . . . . . . . . . . . . . . . . . .   14 5/8    13 1/4

     3rd Quarter. . . . . . . . . . . . . . . . . . . . .   14 1/4    11 3/8

     4th Quarter. . . . . . . . . . . . . . . . . . . . .   15 7/8    13 1/2


1997:

     1st Quarter. . . . . . . . . . . . . . . . . . . . .   28 3/4    16 3/8

     2nd Quarter (through April 30) . . . . . . . . . . .   27 3/8    24 3/8


    The Company has not paid cash dividends since fiscal 1989 and, at present, does not intend to pay cash dividends in the foreseeable future.

    The closing per Share sales price as reported on the NYSE on April 30, 1997 was $24.50. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the matters discussed below as well as the factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    The Company is making the Offer to (i) realign the Company's capital structure for the benefit of its stockholders and (ii) afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund its growth initiatives, including expanding its business operations.

    The Board of Directors believes that, given the Company's business, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit the Company and its remaining stockholders. The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale. The Offer would also allow Odd Lot Owners whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to the Company for services to stockholders should be reduced. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

    The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares, taking into account the potential earnings from the money required to fund the Offer in other investments. In the view of the Board of Directors, the Offer represents an attractive investment and use of the Company's cash that should benefit the Company and its stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING
OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

    As of April 30, 1997, except as follows, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding Shares: Alpha Trust and Epsilon Trust (collectively, the "Trusts") have filed Schedules 13D with the Company indicating that they own 29.2% and 19.5%, respectively, of the outstanding Shares. Mr. Anthony J. Gumbiner, Chairman and Chief Executive Officer of the Company, has the power to designate and replace the trustees of the Trusts. Mr. Gumbiner and his family are among the discretionary beneficiaries of Alpha Trust and Mr. Brian M. Troup, President and Chief Operating Officer of the Company, and his family are among the discretionary beneficiaries of Epsilon Trust. If the Company purchases 300,000 Shares pursuant to the Offer, assuming no Shares of the Trusts are tendered in the Offer, Shares beneficially owned by Alpha Trust and Epsilon Trust would represent 36.2% and 24.1%, respectively, of the outstanding Shares (34.3% and 22.9%, respectively, assuming the exercise of all outstanding Options). The Company may in the future purchase Shares in the open market, in private transactions, through tender offers or otherwise. However, Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Shares until 10 business days after the Expiration Date, other than pursuant to the Offer. Any Share purchases the Company may choose to make may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by the Company will depend on numerous factors, including the market price of the Shares, the results of the Offer, the Company's business and financial condition and general economic and market conditions.

    Shares the Company acquires pursuant to the Offer will be retained as treasury stock (unless and until the Company determines to retire such Shares) and be available for issue without further stockholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer. Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any material change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(j) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

    As of March 21, 1997, there were 1,566,294 Shares outstanding. As of March 21, 1997, there were 68,000 Shares issuable upon the exercise of all outstanding Options (on May 7, 1997, the stockholders authorized an amendment to the Company's 1995 stock option plan increasing the number of common shares issuable under the Plan from 68,000 to 136,000). As of March 21, 1997, the Company's directors and executive officers as a group (7 persons) beneficially owned 72,031 Shares (including 64,500 Shares issuable upon the exercise of Options exercisable within 60 days of such date), which constituted approximately 4.4% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised) at such time. If the Company purchases 300,000 Shares pursuant to the Offer (approximately 19.2% of the outstanding Shares as of March 21, 1997) and no director or executive officer tenders Shares pursuant to the Offer (as is intended by the directors and executive officers), then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 5.7% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised). As of March 21, 1997, no director or executive officer had beneficial ownership of more than 1% of the outstanding Shares, except Messrs. Gumbiner and Troup, whose beneficial ownership was approximately 1.8% and 1.2%, respectively, of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised). If the Company purchases 300,000 Shares pursuant to the Offer, assuming no Shares beneficially owned by Messrs. Gumbiner or Troup are tendered in the Offer (as is intended by Messrs. Gumbiner and Troup), Shares beneficially owned by Messrs. Gumbiner and Troup would represent approximately 2.2% and 1.5%, respectively, of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised).

    Except as set forth in Section 8 hereof or in Schedule I hereto, based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

    Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.     SOURCE AND AMOUNT OF FUNDS

    Assuming that the Company purchases 300,000 Shares pursuant to the Offer at $27.50 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $8,500,000. The Company intends to fund the Offer through its cash on hand, which exceeds such amount.

11. CERTAIN INFORMATION ABOUT THE COMPANY

    The Company was incorporated in the State of Delaware in 1981. Upon its formation, the Company became engaged in the ownership, operation and management of the real estate portfolios of its corporate predecessors and in the merchant banking business, specializing in assisting troubled companies to implement plans of financial restructuring. After 1981, the Company disposed of a substantial portion of its initial real estate portfolio and significantly expanded the range of its merchant banking activities. As a result of such merchant banking activities, the Company has acquired substantial investment positions in a number of previously unaffiliated enterprises and has thereby become a diversified holding company engaged in three principal activities: asset management, operating subsidiaries and investments in associated companies. At December 31, 1996, the Company, its operating subsidiaries and associated company were engaged in the commercial and industrial real estate, energy, textile products, hotel and restaurant businesses. For financial reporting purposes, the Company considers itself to operate in five business segments: real estate, energy, textile products, hotels and restaurants. The Company is no longer engaged in the merchant banking business, other than in connection with the businesses in which its operating subsidiaries are engaged. The Company is no longer engaged in the restaurant business, as the entire investment was sold in March 1997 through a secondary public offering by its associated Company, ShowBiz Pizza Time, Inc. Financial information for each industry segment in which the Company operates is set forth in Note 18 to the Company's consolidated financial statements for the year ended December 31, 1996 incorporated herein by reference.

    HISTORICAL FINANCIAL INFORMATION. In October 1995, the Company changed its year end from July 31 to December 31, effective December 31, 1995. The following table sets forth summary certain historical consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1995 and 1996 (other than the ratios of earnings to fixed charges) has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and July 31, 1995 and the financial statements for the transitional period from August 1, 1995 through December 31, 1995 reported on Transition Form 10-Q and is hereby incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and the related notes thereto from which it has been derived. Copies of reports may be inspected or obtained from the Commission or the Company in the manner specified in "-- Additional Information" below.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                             Five Months
                                         Year Ended             Ended           Years Ended July 31,
                                         December 31,        December 31,     ------------------------
                                             1996               1995            1995            1994
                                         ------------        ------------     --------        --------
                                          (dollars in thousands, except ratios and per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenue                                    $115,401            $40,807        $113,226        $106,702

Net income (loss)                             6,523             (3,265)         (4,804)         (4,390)

Net income (loss) per share                    4.87              (2.45)          (3.50)          (3.20)

Weighted average shares outstanding           1,329              1,331           1,374           1,372

Ratio of earnings to fixed charges(1)        1.20:1             0.06:1          0.56:1          0.73:1

------------------
(1) The ratio of earnings to fixed charges was computed by dividing pre-tax income before fixed charges by fixed charges. Earnings consist of pre-tax income to which fixed charges have been added. Fixed charges consist of interest and debt expense and one-third rent expense, which approximates the interest factor.

                                                                               YEAR ENDED DECEMBER 31,
                                                                              ------------------------
                                                                                1996             1995
                                                                              --------         -------
                                                                               (dollars in thousands,
                                                                              except per share amounts)
BALANCE SHEET DATA:

Total assets                                                                  $116,796         $98,233

Subordinated debentures                                                        50,564           48,324

Loans payable                                                                  37,342           24,794

Redeemable preferred stock                                                      1,000            1,000

Common stockholders' equity (deficit)                                           5,784             (391)

Book value per common share                                                   $  4.45          $ (0.30)

    ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed. In addition, the Company will furnish without charge to each person to whom this Offer is delivered a copy of the Company's Form 10-K as of December 31, 1996 upon request to Mary Doyle, Vice President - Investor Relations, The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219-4236.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company believes that its purchase of Shares pursuant to the Offer may cause its remaining Shares to be delisted from such exchange. However, based on published guidelines of the American Stock Exchange and NASDAQ, the Company believes that after its purchase of the Shares, it will qualify for listing with either the American Stock Exchange or NASDAQ and intends to apply for listing on one of them, if the Company is delisted from the NYSE.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

    The consent of certain financial institutions under credit agreements with the Company was required to permit the making of the Offer; such consents were obtained prior to the date hereof.

14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following discussion is a summary of certain anticipated United States federal income tax consequences of an exchange of Shares for cash pursuant to the Offer. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal income tax laws (such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, taxpayers that are neither citizens nor residents of the United States or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares for cash pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. The summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address any state, local, foreign or other tax laws, or any United States tax consequences other than United States federal income tax (e.g., estate or gift tax) consequences, that may be applicable to particular investors.

    The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof, all of which are subject to change or differing interpretations at any time, and any such change may be applied retroactively in a manner that could adversely affect a Stockholder who exchanges his Shares for cash pursuant to the Offer. For purposes of this discussion, Stockholders are presumed to hold their Shares as "capital assets" within the meaning of Section 1221 of the Code.

    No rulings from the IRS have been or will be requested with respect to any of the tax issues discussed herein. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences described herein and that any such position would not be sustained. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDERS OF THE EXCHANGE OF THEIR SHARES FOR CASH PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS.


    UNITED STATES HOLDERS WHO RECEIVE CASH PURSUANT TO THE OFFER. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes, and will be governed by the "redemption" rules of Section 302 of the Code.

    Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Offer will be treated as having sold such holder's Shares, and accordingly will recognize gain or loss if the exchange (a) results in a "complete termination" of such holder's equity interest in the Company, (b) is "substantially disproportionate" with respect to such holder or
(c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. Under Section 318 of the Code, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities, as well as Shares which that holder or certain related individuals and entities have an option or other right to acquire. Due to the complexity of the constructive ownership rules of Section 318, United States Holders should consult their tax advisors concerning the application of the constructive ownership rules to their specific circumstances.

    In addition, if a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

    A United States Holder who exchanges Shares for cash pursuant to the Offer will satisfy the "complete termination" test mentioned above if, immediately after the exchange, such United States Holder does not actually or constructively own any Shares. If a United States Holder would otherwise satisfy the complete termination test but for his constructive ownership of Shares held by family members, under certain circumstances the United States Holder may be entitled to disregard such constructive ownership.

    A United States Holder who exchanges Shares for cash pursuant to the Offer will satisfy the "substantially disproportionate" test mentioned above, if immediately after the exchange: (i) such holder actually and constructively owns less than 50% of the total combined voting power of all classes of outstanding stock of the Company entitled to vote; (ii) such holder's percentage of the total outstanding voting stock of the Company immediately after the exchange is less than 80% of his percentage of ownership of such stock immediately before the exchange; and (iii) such holder's percentage of outstanding common stock (voting or nonvoting) after the exchange is less than 80% of such holder's percentage of ownership before the exchange.

    A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction is such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs might constitute such a "meaningful reduction."

    If the exchange of a United States Holder's Shares for cash pursuant to the Offer is treated as a sale or exchange under Section 302, and such holder held his Shares as a capital asset, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's cost or other tax basis in the Shares exchanged. Any such capital gain or loss will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the Effective Date of the exchange.

    If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of the cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in such holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged.
No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be
(i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash receive by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

    WITHHOLDING FOR NON-U.S. HOLDERS. In addition to the possible application of back-up withholding (see FEDERAL INCOME TAX BACKUP WITHHOLDING below), a Non-U.S. Holder that exchanges their Shares for cash pursuant to the Offer may be subject to withholding tax at a rate of thirty percent (30%) with respect to the gross proceeds from such exchange. For purposes of determining whether the applicability of this withholding rule, a Non-U.S. Holder is a holder that is not (i) a citizen or resident of the United
States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income.

    An exchange of Shares for cash pursuant to the Offer by a Non-U.S. Holder will be a characterized as either a dividend or a sale or exchange for United States federal income tax purposes by the "redemption" rules of Section 302 of the Code, as described immediately above. See "--UNITED STATES HOLDERS WHO RECEIVE CASH PURSUANT TO THE OFFER."

    If the exchange is characterized as a dividend for United States federal income tax purposes, a Non-U.S. Holder who receives a dividend will be subject to United States withholding tax at a thirty percent (30%) rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and are attributable to a United States permanent establishment of such Holder, if an applicable income tax treaty so requires as a condition for the Non-United States Holder to be subject to United States income taxes on a net income basis in respect of such dividends). Dividends effectively connected with such trade or business or attributable to such permanent establishment will generally be subject to United States Federal income tax at regular rates and, in the case of a Non-U.S. Holder which is a corporation, may be subject to the branch profits tax. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country.

    If the exchange is characterized as a sale or exchange for United States Federal Income tax purposes, a Non-U.S. Holder who recognizes a gain on a sale of their Shares pursuant to the Offer will generally not be subject to United States Federal income taxes with respect to such gain or loss provided that (i) such gain is not effectively connected with a trade or business of the Non-U.S. Holder, (ii) subject to the exception discussed below, the Company is not or has not been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding the Effective Date of such exchange or such non-U.S. Holder's holding period; (iii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder was not present in the United States for 183 or more days in the taxable year of the sale of the Shares and does not have a 'tax home' (as defined in section 911(d)(3) of the Code) in the U.S. and (iv) required certification of the non-U.S. status of the Non-U.S. Holder is provided to the Depositary.

    A gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult their own tax advisors concerning any applicable treaties that may provide for different rules.

    Under the Foreign Investment in Real Property Tax Act (" FIRPTA" ), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a USRPHC. The Company does not believe that it is a USRPHC as of the date hereof or for the five year period immediately preceding the Effective Date of the exchange of Shares for cash pursuant to the Offer. If it is not established that the Company is not a USRPHC, then, unless an exemption applies, Shares exchanged for cash pursuant to the Offer would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Shares exchanged except with respect to a Non-U.S. Holder whose beneficial ownership of the Company's Common Stock exceeds 5% of the total fair market value of the Company's Common Stock.

    An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that, the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations. The remainder of this discussion assumes that the Company's Common Stock is and will remain regularly traded on an established securities market.

    The regularly-traded exemption is not available to a regularly traded interest (such as the Company's Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of the Company's Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to an exchange of Shares for cash pursuant to the Offer by a Non-U.S. Holder.

    Any Non-U.S. Holder that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult their own tax advisor concerning the United States tax consequences that may result.

    In order for the Depositary to determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding, a Non-U.S. Holder must deliver to the Depositary before the payment of the sales proceeds a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" test described in UNITED STATES HOLDERS WHO RECEIVE CASH PURSUANT TO THE OFFER above, or is otherwise able to establish that no tax or a reduced amount of tax is due. Back-up withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including the eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 8 and 9 of the Letter of Transmittal.

    FEDERAL INCOME TAX BACKUP WITHHOLDING. A United States Holder that sells their Shares for cash pursuant to the Offer may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from such sale, if such holder (i) fails to furnish a social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that such Stockholder failed to report dividends or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that
the Stockholder is not subject to backup withholding.   Corporations and certain
other exempt categories may be exempt from backup withholding if they demonstrate that fact to the Depositary. Accordingly, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such Stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding.

         Exempt foreign persons must submit a Form W-8 or a Substitute Form W-8, signed under penalty of perjury, attesting to that stockholder's exempt status in order to avoid backup withholding. Generally, for purposes of filing a Form W-8 or a Substitute Form W-8, an exempt foreign person is (i) an individual that is neither a U.S. citizen nor a U.S. resident and has not been physically present in the United States for a period of 183 days during the tax year in which the Bonds are sold; (2) a foreign corporation, (3) a foreign partnership; or (4) a foreign estate or foreign trust. Form W-8 or Substitute Form W-8 can be obtained from the Depositary. See Instructions 8 and 9 of the Letter of Transmittal.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Denver time, on the next business day after the last previously scheduled or announced Expiration
Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

    The Company has used The Hallwood Group Incorporated Investor Relations as Information Agent and Depositary in connection with the Offer. The Information Agent/Depositary will receive reasonable and customary compensation for its services. The Company will also reimburse the Information Agent/Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent/Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent/Depositary has not been retained or directed to make solicitations or recommendations in connection with the Offer.

    The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will not reimburse any stockholder for any fees charged by brokers, dealers, commercial banks or any other financial institution.

17. MISCELLANEOUS

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                    THE HALLWOOD GROUP INCORPORATED

May 12, 1997                        By:  Melvin J. Melle
                                         Vice President and Secretary

                                  SCHEDULE I

                    CERTAIN TRANSACTIONS INVOLVING SHARES

    Except as set forth below, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none) nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to May 12, 1997.

    1. On January 3, 1997, the Board of Directors of the Company authorized the issuance of additional shares of the Company's common stock to the Alpha and Epsilon Trusts in exchange for the contribution to the Company by those trusts of shares of ShowBiz. The Board authorized the issuance of a total of 267,709 shares of common stock of the Company in exchange for the contribution by the trusts of 219,194 shares of common stock of ShowBiz, of which 87,678 shares were contributed by the Alpha Trust in exchange for 160,625 shares of the Company. For purposes of the exchange, the shares of both companies were valued at their average closing price for the month of December 1996. Upon receipt of regulatory approval, the exchange was completed on March 13, 1997. Mr. Anthony J. Gumbiner has the power to designate and replace the trustees of Alpha Trust. Mr. Gumbiner and his family are among the discretionary beneficiaries of this Trust.

    2. On January 3, 1997, the Board of Directors of the Company authorized the issuance of additional shares of the Company's common stock to the Alpha and Epsilon Trusts in exchange for the contribution to the Company by those trusts of shares of ShowBiz. The Board authorized the issuance of a total of 267,709 shares of common stock of the Company in exchange for the contribution by the trusts of 219,194 shares of common stock of ShowBiz, of which 131,516 shares were contributed by the Epsilon Trust in exchange for 107,084 shares of the Company. For purposes of the exchange, the shares of both companies were valued at their average closing price for the month of December 1996. Upon receipt of regulatory approval, the exchange was completed on March 13, 1997. Mr. Gumbiner has the power to designate and replace the trustees of Epsilon Trust. Mr. Brian M. Troup, and his family are among the discretionary beneficiaries of this Trust.









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


    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee and any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Depositary/Information Agent at its address set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

               THE DEPOSITARY/INFORMATION AGENT FOR THE OFFER IS:

               THE HALLWOOD GROUP INCORPORATED INVESTOR RELATIONS

                                Delivery Address:

                 BY MAIL:                           BY HAND OR
                                              BY OVERNIGHT COURIER

            P.O. Box 378111                         Suite 1700
         Denver, Colorado 80237         4582 South Ulster Street Parkway
                                             Denver, Colorado 80237









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